Key Energy Group, Inc.
                              257 Livingston Avenue
                             New Brunswick, NJ 08901



                                                       As of July 1, 1995

Mr. Danny R. Evatt
c/o Key Energy Group, Inc.
    257 Livingston Avenue
    New Brunswick, NJ  08901

                              EMPLOYMENT AGREEMENT

Dear Mr. Evatt:

     Key Energy Group, Inc., a Maryland corporation (the "Company") with its principal offices at the address set forth above, and you, an individual residing at your address set forth above, agree as follows:

     1. Employment; Term. (a) The Company agrees to employ you, and you accept employment by the Company, as the Company's Chief Accounting Officer and Treasurer. Your employment will commence as of July 1, 1995 (the "Commencement Date") and continue until the close of business on June 30, 1998, subject to extension as provided in this Section 1(a), unless sooner terminated in accordance with this Letter (the "Initial Employment Period"). On each June 30, commencing with June 30, 1998, the term of your employment will be automatically extended for twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant June 30th, that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the "Employment Period".

     (b) You will have the usual duties of a Chief Accounting Officer and Treasurer and will be responsible, subject to the President and the Board of Directors of the Company (the "Board"), for participating in the management and direction of the Company's business and operations. You will, if elected, serve as a director of the Company and as an officer and/or director of one or more Subsidiaries (as defined below) and perform all duties incident to such offices and will perform such specific other tasks, consistent with your position as Chief Accounting Officer and Treasurer, as may from time to time be


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assigned  to you by  the  President  or the  Board.  Without  limiting  the immediately preceding sentence, the Company will cause you to be appointed as the Chief Accounting Officer, Treasurer and Secretary of Yale E. Key, Inc., a wholly owned Subsidiary of the Company. During the Employment Period, you will devote your full time and best efforts to the business and affairs of the Company and its subsidiaries.

2.       Salary; Bonuses; Expenses.

     (a) During the Employment Period, the Company will pay a salary to you at the annual rate of One Hundred Five Thousand Dollars ($105,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly.

     (b) For each fiscal year of the Company commencing after June 30, 1995, you will be eligible to participate in an incentive plan for key employees and other persons involved in the business of the Company and its subsidiaries (the "Incentive Plan") providing for the payment of cash bonuses of up to thirty percent (30%) of your Base Salary and, subject to the approval by the stockholders of the Company, in the 1995 Stock Option Plan of the Company (the "1995 Stock Option Plan").

     (c) You will be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect.

3. Stock Options. (a) As performance-based incentive compensation to you in connection with your services hereunder, there shall be granted to you, subject to the approval by the stockholders of the Company of the 1995 Stock Option Plan, options (the "Options") to acquire Fifty Thousand (50,000) shares of the Common Stock, par value $.10 per share, of the Company (the "Common Stock") at an exercise price of $5.00 per share, with such options to be granted pursuant to, and subject to the terms and provisions (including vesting provisions) of, the 1995 Stock Option Plan and an agreement substantially in the form attached hereto as Exhibit A.

     (b) The Company  has  terminated  the 1993 Stock Grant Plan  adopted by the
Company on September 27, 1993 (the "1993 Stock Grant Plan"), and you hereby consent to the termination of the 1993 Stock Grant Plan and waive, release and relinquish any right you may have to receive any Common Stock pursuant to such Plan.


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4. Benefit  Plans;  Vacations.  You will be entitled  during the Employment
Period (and thereafter to the extent provided in Section 5(d) below) to such fringe benefits, including without limitation group medical and dental, life, executive life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits and a Company-leased automobile and payment of expenses associated therewith, as the Company may provide from time to time for its senior management; not less than fifteen (15) vacation days.

5.  Termination; Change of Control; etc.

     (a) Termination by Company. The Company shall have the right to terminate your employment under this Letter for Cause at any time without obligation to make any further payments to you hereunder. The Company shall have the right to terminate your employment for any reason other than for Cause, subject only to the Company's obligations under Section 5(d) below. As used in this Letter, the term "Cause" shall mean (i) the willful and continued failure by you to substantially perform your duties hereunder (other than any such willful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), or (ii) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) your conviction of a felony by a court of competent jurisdiction.

     (b) Termination upon Disability. If you become totally and permanently disabled during the Employment Period so that you are unable to perform your obligations hereunder by reasons involving physical or mental illness or physical injury ("Disability"), then the term of your employment hereunder may be terminated by the Company.

     (c) Termination by Executive. You may terminate your employment by giving written notice to the Company at any time by written notice of at least thirty
(30) days.

     (d) Severance Compensation. In the event your employment hereunder is terminated by you because of a material breach by the Company of its obligations under this Letter or by the Company other than for Cause, you will be entitled to severance compensation at your Base Salary at the monthly rate in effect on the termination date, payable in arrears, during the period expiring twelve (12) months after the termination date, commencing at the end of the calendar month in which the termination date occurs; provided, however, that in the event your employment should be terminated by the Company as a result

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of  Disability in  accordance  with Section 5(b) above,  then the severance compensation to which you are entitled shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period.

6. Limitation on Competition. During the Employment Period, and for such period thereafter as you are entitled to receive severance compensation under this Agreement or, if not entitled to receive severance compensation, for a period of one year after your termination, (a) you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services or the drilling, production or sale of natural gas or crude oil (a "Competing Enterprise"), provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and (b) you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise.

     If this Letter correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Letter in the space for that purpose below.

                                    KEY ENERGY GROUP, INC.


                                     By: /s/ Francis D. John
                                        Name: Francis D. John
                                        Title: President

ACCEPTED AND AGREED:


/s/ Danny R. Evatt
Danny R. Evatt




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